SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 30, 2015

Desert Hawk Gold Corp.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-169701	82-0230997
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

1290 Holcomb Avenue, Reno, NV	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 337-8057

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

Effective November 30, 2015, pursuant to the terms of the amendments to the Amended and Restated 15% Convertible Promissory Notes entered into on July 14, 2012 (the “Notes”), as corrected, between Desert Hawk Gold Corp., a Nevada corporation (the “Company”) and West C. Street LLC and Ibearhouse, LLC (the “Note Holders”), the Company extended the maturity date of the Notes to November 30, 2016 through the issuance of 150,000 shares of the Company’s common stock to each of the Note Holders. Per the amended Notes, all accrued interest is payable in cash by April 10, 2016.

Item 3.02 Unregistered Sales of Equity Securities.

The issuance of the shares pursuant to the extensions of the maturity dates of the amended Notes triggered the issuance of 9,732.68529 shares of Series B Preferred to DMRJ Group I, LLC pursuant to an anti-dilution provision contained in the Certificate of Designation for the Series B Preferred, as amended.

The shares of common stock issued to the Note Holders and the shares of Series B Preferred Stock issued to DMRJ Group I, LLC were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and/or Section 4(a)(2) thereof, and Rule 506(b) promulgated thereunder, as a transaction by an issuer not involving any public offering. At the time of the issuances, the Note Holders and DMRJ Group I, LLC were accredited investors as defined in Regulation D. No underwriting discounts or commissions were paid in connection with the transactions.

The information in response to Item 1.01 above in regard to the share issuances is incorporated into this item.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Desert Hawk Gold Corp.
Date: December 3, 2015
	By:	/s/ Rick Havenstrite
Rick Havenstrite, President

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